EXHIBIT 11. COMPUTATION OF EARNINGS PER COMMON SHARE

FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE
(in thousands, except per share amounts; unaudited) (A)
For the Periods Ended March 31, 2000 and 1999                        Three Months
                                                                  2000        1999
-----------------------------------------------------------  ----------  ----------
NET INCOME:
Net income per consolidated income statements                $   34,991  $   64,878
Subtract dividend requirement of preferred stock                      7           7
-----------------------------------------------------------  ----------  ----------
NET INCOME APPLICABLE TO COMMON STOCK (BASIC)                    34,984      64,871
Add dividend requirement of preferred stock                           7           7
-----------------------------------------------------------  ----------  ----------
NET INCOME DILUTED                                           $   34,991  $   64,878
===========================================================  ==========  ==========
EARNINGS PER COMMON SHARE BASIC                              $     0.18  $     0.34
EARNINGS PER COMMON SHARE DILUTED                                  0.17        0.34
===========================================================  ==========  ==========
SHARES OUTSTANDING (AVERAGE):
Common shares                                                   197,715     191,894
Treasury shares                                                  (1,685)     (3,652)
-----------------------------------------------------------  ----------  ----------
COMMON SHARES BASIC (AVG)                                       196,030     188,242
Common share equivalents for options                              3,810       4,788
Preferred share equivalents                                         351         373
-----------------------------------------------------------  ----------  ----------
COMMON SHARES DILUTED (AVG)                                     200,191     193,403
===========================================================  ==========  ==========

(A) Earnings per common share diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 41.00625 shares of common stock for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options accounted for on the treasury stock method for purposes of these computations.